Exhibit 7.c


SHAREHOLDERS' AGREEMENT

     THIS SHAREHOLDERS' AGREEMENT (this "Agreement) is made as of this 3rd day of September, 1996, by and among WINCOM CORP., a Delaware corporation (the "Company"), WINCO CORP., a Delaware corporation, and all those holders of common stock of the Company whose names are set forth on the signature pages hereto. Each of those persons whose names are set forth on the signature pages hereto may be referred to individually as a "Shareholder" or collectively as the "Shareholders".

WITNESSETH

     WHEREAS, the Shareholders own rights to a total of 7,761,992 shares of common stock of the Company as of the date of this Agreement; and

     WHEREAS, WINCO Corp. owns approximately 66,270,000 shares out of a total of 74,031,992 shares of common stock of the Company issued and outstanding as of September 3, 1996; and

     WHEREAS, the Company and the majority shareholder of the Company, WINCO Corp. desire to enter into an Agreement and Plan of Reorganization with Struthers Industries, Inc. ("Struthers"), which will provide for the acquisition of one hundred percent (100%) of the issued and outstanding shares of Common Stock of the Company from WINCO Corp. by Struthers
(the "Agreement"); and

     WHEREAS, in connection with the Agreement, the corporate name of Struthers will be changed to "WINCOM Corp." ("WINCOM '); and

     WHEREAS, upon the closing of the transactions contemplated by the Agreement (the "Closing Date), WINCO Corp. shall receive a total of 138,490,856 shares of common stock of WINCOM ("WINCOM Common Stock") in exchange for one hundred percent of the issued and outstanding shares of Common Stock of the Company; and

     WHEREAS, in order to comply with the provisions of the Agreement, it will be necessary for WINCO Corp. to be the sole shareholder of the Company from whom Struthers will be purchasing all the issued and outstanding shares of common stock of the Company; and

     WHEREAS, the Shareholders are willing to surrender to the Company their respective share certificates representing their respective ownership interests in the Company, and

     WHEREAS, in consideration for such surrender of share certificates, WINCO Corp. is willing to place in the custody and control of an independent escrow agent for the benefit of the Shareholders, their respective proportionate shares of common stock of WINCOM (formerly Struthers) which they would have otherwise received directly from Struthers in exchange for their shares of common stock of the Company; and

     WHEREAS, the Shareholders and the Company desire to limit the transferability of the WINCOM Common Stock to be received by the Shareholders upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follow:

     1. Surrender of Company Share Certificates. Upon the execution of this Agreement, the Shareholders shall surrender to the Company their share certificates representing their respective ownership interests in the common stock of the Company, which the Company shall immediately cancel. In consideration, upon its receipt from Struthers of the now WINCOM share certificates, WINCO Corp. shall deposit with an independent escrow agent for the benefit of the Shareholders, their respective proportionate shares of common stock of WINCOM (formerly Struthers) which they would have otherwise received directly from Struthers in exchange for their shares of common stock of the Company. Attached hereto as Exhibit "A" and incorporated herein by reference is a schedule of the shares presently issued to Shareholder and the shares that will be issued to Shareholder in the entity that will survive the merger.

     2. Right of Shareholders Upon Surrender. Upon the delivery by each of the Shareholders to the Company of their respective share certificates representing their ownership interests in the Company, each such Shareholder shall have no further obligation to the Company with respect to such shares and shall be entitled to receive his or her respective certificates representing shares of common stock of the new WINCOM in accordance with the provisions of this Agreement.

     3. Obligations of WINCO Corp. After Release of Shares. Upon its delivery of the new WINCOM share certificates to the Shareholders out of escrow in accordance with the provisions of this Agreement, WINCO Corp. shall have no further obligation to the Shareholders with respect to their respective ownership interests in the common stock of the Company.

     4. Restriction Against Transfer. No Shareholder shall sell, transfer, assign, pledge, hypothecate, encumber or in any way alienate any WINCOM Common Stock he receives, or any right or interest therein, whether voluntarily, involuntarily, by gift, bankruptcy, operation of law, winding up of the Company or otherwise, except in accordance with the terms of this Agreement and any such action taken or occurring in violation of this Agreement shall be null, void and of no effect.

     5. Legend on Stock Certificates. Each certificate representing shares of WINCOM Common Stock to be received by the Shareholders shall bear a legend substantially as follows:


     THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS' AGREEMENT DATED SEPTEMBER 3, 1996, AMONG WINCOM CORP., WINCO CORP. AND CERTAIN HOLDERS OF OUTSTANDING CAPITAL STOCK OF WINCOM CORP. PURSUANT TO SUCH AGREEMENT, NO SALE, TRANSFER, PLEDGE, HYPOTHECATION OR ENCUMBRANCES OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE PRIOR TO ___________________. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF WINCOM CORP.

     The above legend, when affixed to each share certificate, shall include
(i) the date of this Agreement and (ii) the applicable date upon which the shares represented by such certificate become freely tradable in accordance with Section 6 below. In addition, each share certificate shall contain a legend setting forth restrictions on transfer imposed by the Securities Act of 1933, as amended.

     6. Removal of Restrictions: Issuance of Shares Certificates. The WINCOM Common Stock to be received by the Shareholders shall cease to be subject to the restrictions of Section 4 above in accordance with the following schedule. On the dates set forth below, the stated percentage of each Shareholders' WINCOM Common Stock shall become freely tradable, subject to the applicable state and federal securities laws and shall hereunder be referred to as "Nonrestricted Shares".

           A. 10% of the shares of WINCOM Common Stock owned by each Shareholder shall become Nonrestricted Shares ninety days from the closing date;
           B. an additional 10% of the shares of WINCOM Common Stock owned by each Shareholder shall become Nonrestricted Shares on the first anniversary of the Closing Date;
           C. an additional 10% of the shares of WINCOM Common Stock owned by each Shareholder shall become Nonrestricted Shares on second anniversary of the Closing Date;
           D. an additional 20% of the shares of WINCOM Common Stock owned by each Shareholder shall become Nonrestricted Shares on the third anniversary of the Closing Date;
           E. an additional 25% of the shares of WINCOM Common Stock owned by each Shareholder shall become Nonrestricted Shares on the fourth anniversary of the Closing Date;


           F. an additional 25% of the shares of WINCOM Common Stock owned by each Shareholder shall become Nonrestricted Shares on the fifth anniversary of the Closing Date.

Within sixty (60) days from the date of the closing of the Agreement, the Company shall issue six (6) WINCOM Common Stock certificates and deliver to the Escrow Agent, ____________________, for the benefit of each Shareholder, which certificates shall, in the aggregate, represent 100% of the shares of WINCOM Common Stock to be received by each Shareholder. The six (6) certificates issued to each Shareholder shall represent the respective percentages of the shares of WINCOM Common Stock to be received by such Shareholder as are set forth in subsection (a) through (g) above.

     7. Company Right of Repurchase. The occurrence of a Repurchase Event (as defined below) as to any Shareholder will create in the Company the right to purchase the shares of WINCOM Common Stock held by such Shareholder which have not yet become Nonrestricted Shares ("Restricted Shares"). A "Repurchase Event" shall occur if, at any time during the term of this Agreement, any Shareholder directly or indirectly owns any interest in, controls or is an employee of, any person or entity which directly competes with WINCOM in the IVDS spectrum, provided that the foregoing shall not prohibit any Shareholder from owning less than 2% of a publicly traded company.

In the event of a Repurchase Event with respect to a Shareholder, the Company shall have the option to purchase all or any portion of the Restricted Shares of WINCOM Common Stock owned by such Shareholder or held by the Escrow Agent and to be received by the Shareholder at the time of the Repurchase Event, at a price of $.01 per share. The Company may exercise this option at any time within six (6) months after it has actual notice of the occurrence of the Repurchase Event. Any controversy or claim arising out of or relating to this
Section 7 shall be settled by arbitration in accordance with Section 17 hereof, and not under Section 14 hereof.

     8. Rights to Shares. Except as specifically provided in Section 7 of this Agreement, each Shareholder shall be entitled to receive his shares of WINCOM Common Stock as provided herein. In the event a Shareholder is deprived of his right to receive his shares of WINCOM Common Stock for any reason other than as specifically stated in Section 7, such Shareholder shall be entitled to Specific Performance of such rights to receive his WINCOM Common Stock as provided in Section 14 of this Agreement.

     9. Successors Bound. Shares of WINCOM Common Stock which remain subject to the restrictions of Section 4 above may be transferred to a successor (a "Successor") under the following circumstances: (i) upon the death or dissolution of a Shareholder, (ii) upon the marital dissolution of a Shareholder; or (iii) by operation of law. All shares of WINCOM Common Stock transferred to a Successor shall for all purposes, be subject to the terms of this Agreement, whether or not such Successor has executed a consent to be bound by this Agreement. The Company shall not be required to issue new certificates representing shares of WINCOM Common Stock in the name of a Successor unless such Successor executes a consent to be bound by this Agreement in form satisfactory to the Company.

     10. Further Assurances. The Company represents and warrants that all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance by the Company of this Agreement in accordance with the provisions hereof have been taken.

     11. Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of: (i) the written agreement of all of the parties hereto; (ii) the liquidation and dissolution of the Company; or (iii) the insolvency of the Company or the making of a voluntary assignment for the benefit of creditors of the Company.

     12. Representation and Warranty. Each of the Shareholders represents and warrants that he or she has reviewed all provisions of this Agreement, that he or she understands the implications thereof and that he or she has independently concluded that all of such provisions are in his or her beat interest, and are fair, just and equitable.

     13. Entire Agreement; Amendment; Waiver. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the transactions contemplated herein, whether written or oral, and constitute the sole agreement of the parties in connection therewith. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument executed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is expressed in a written instrument duly executed by the party or parties making such waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition but the obligation of any party with respect thereto shall continue in full force and effect.

     14. Specific Performance. The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure, to perform any of the obligations under this Agreement. Therefore, all parties hereto shall have the right to specific performance of obligations of the other parties under this Agreement, and if any party hereto shall institute an action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such a party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Each party agrees that an action for specific performance must be brought in the court of competent jurisdiction in Los Angeles County, California, and each party hereto agrees to submit to the jurisdiction of such court and that such court is the appropriate venue for any such action.

     15. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective transferees, successors and assigns of the parties hereto, whether so expressed or not.

     16. Governing Law. This Agreement is to be governed by and interpreted under the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     17. Arbitration. Except as otherwise provided in Section 14 hereof with respect to the rights of each party hereto to specific performance of the obligations of the other parties under this Agreement, any controversy or claim arising out of or relating to this Agreement, including but not limited to, any controversy or claim as to the arbitrability of any controversy or claim, shall be settled by arbitration in Los Angeles County, California in accordance with the then rules of the American Arbitration Association ("AAA"); provided, however, that the AAA shall be directed by the parties to appoint or designate a single arbitrator, who shall apply the laws of the State of Delaware as set forth in Section 16 hereof. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. With respect to any such arbitration proceeding, the parties shall have all rights of discovery available pursuant to the California Code of Civil Procedure, and they hereby incorporate the provisions of California Code of Civil Procedures Section 1283.05 into this Agreement. Either party may request the arbitrator to prepare findings of fact and conclusions of law, and if either party does so request, the arbitrator shall prepare such findings and conclusions. The decision of the arbitrator shall be appealable by either party as if it were the decision of any court of competent jurisdiction.

     18. Attorney's Fees and Litigation Costs. If any arbitration proceeding or other legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful of prevailing party shall be entitled to recover its attorney's fees and other costs incurred in such arbitration proceeding or other legal action, in addition to any other relief to which it may be entitled.

     19. Titles and Subtitles. The titles of the sections of this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

     20. Defense and Indemnification. In the event that the Internal Revenue Service of the United States or any state taxing authority challenges the transactions covered by this Agreement for the purposes of assessing tax of any kind upon any Shareholder, the Company agrees to provide legal counsel to defend the Shareholder against such challenge, to bear the cost and attorneys' fees reasonably attributable to the defense, and to indemnify the Shareholder with respect to any such cost and attorneys' fees.

     21. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement.

     22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

With the execution of this Agreement, I hereby acknowledge that I have read the foregoing paragraphs and understand that the terms of this Agreement may be construed as an alteration of the terms of prior agreement(s) under which either I was issued, or was to be issued, stock of the Company, WINCO CORP., or Struthers Industries and hereby waive any and all claims that are either related to, or arising from, the terms of this Agreement or the consummation of this transaction. Further say, any warrants associated with the stock issued are hereby canceled.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.



                                       THE COMPANY:

                                       WINCOM CORP.


                                       By:_______________________
                                       Sean P. O'Keefe, President


                                       WINCO CORP.


                                       By:_______________________
                                       Brett W. O'Keefe, President


                                       THE SHAREHOLDERS:



                                       By:_______________________
                                       Cynthia Barreras - _____ Shares



                                       By:_______________________
                                       Dan Biggs - ______ Shares



                                       By:_______________________
                                       Jacob Canceli - _____ Shares



                                       By:_____________________
                                       Raoul Carroll - ______ Shares



                                       By:_________________________
                                       Jarius De Walt - ______ Shares



                                       By:_____________________
                                       Ernest George, Jr. - ______ Shares



                                       Gorry & Meyer, L.L.P.
                                       By:_______________________
                                       _____________- Shares



                                       Gorry & Meyer Trust Account
                                       By:_______________________
                                       _________________- Shares



                                       Garry & Meyer WINCOM Corp.
                                       Retirement Account
                                       By:_______________________
                                       ___________________- Shares



                                       By:_______________________
                                       Lidia Holubinsky - ____ Shares




                                       By:_______________________
                                       Richard Hylen - _____ Shares



                                       By:_________________________
                                       Randy Jones - ______ Shares



                                       By:_______________________
                                       Saad Khayat - ______ Shares



                                       By:_____________________
                                       Joseph Lombardo - ________ Shares



                                       By:_______________________
                                       Michael Muldavin -______ Shares



                                       By:_______________________
                                       Grier Newlin - ________ Shares



                                       By:_________________________
                                       Brett O'Keefe - ______ Shares



                                       Pueblo Trust
                                       By:_______________________
                                       ________________ - Shares



                                       By:_______________________
                                       John K. Pierson - _______ Shares



                                       By:_________________________
                                       William Shea - ________ Shares



                                       By:_________________________
                                       Richard Wade - ________ Shares



                                       By:_________________________
                                       Robert S. Wainwright _______ Shares



                                       By:_________________________
                                       Beryl Wolk - ________ Shares



                                       By:_________________________
                                       Andy Yan - ______ Shares



                                       By:_________________________
                                       Don Lounibos - _______ Shares



                                       By:_________________________
                                       Anthony Curreri - _______ Shares



                                       By:_________________________
                                       Daniel Fitzgerald - ______ Shares



                                       By:_________________________
                                       Dale Smith - _______ Shares



                                       By:_________________________
                                       Jo Gommel - _______ Shares



                                       AZ Investment Associates
                                       By:_______________________
                                       _________________ - Shares